Exhibit 2.5

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of September 29, 2021, by and among Union Acquisition Corp. II, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), Procaps Group S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 9 rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 253360 (“Holdco”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”). Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement (as defined herein).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of October 17, 2019, and filed with the United States Securities and Exchange Commission on October 21, 2019 (the “Existing Warrant Agreement”);

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) 6,250,000 warrants to the Initial Shareholders (collectively, the “Private Warrants”) to purchase ordinary shares of the Company, par value $0.0001 per share (“Ordinary Shares”) simultaneously with the closing of the Company’s initial public offering (the “Public Offering”) (including the partial exercise of the underwriters’ over-allotment option), at a purchase price of $1.00 per Private Warrant, with each Private Warrant being exercisable for one Ordinary Share and with an exercise price of $11.50 per share, and (b) 20,000,000 warrants to public investors in the Public Offering (collectively, the “Public Warrants”) to purchase Ordinary Shares, with each Public Warrant being exercisable for one Ordinary Share and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on March 31, 2021, a business combination agreement was entered into by and among the Company, Holdco, OZLEM Limited, an exempted company incorporated under the laws of the Cayman Islands with registration number 373625 (“Merger Sub”), and Crynssen Pharma Group Limited, a private limited liability company registered and incorporated under the laws of Malta and, particularly, the Companies Act Cap. 386 with company registration number C 59671 and with its registered office at C1, Midland Micro Enterprise Park, Burmarrad Road, Naxxar NXR 6345, Malta (the “Target”), as amended by that certain Amendment to the Business Combination Agreement dated on or about the date hereof, by and among the Company, Holdco, Merger Sub and the Target (the “Business Combination Agreement”);

WHEREAS, Holdco, the Target and each of the Target’s shareholders (the “Target Shareholders”) have entered into those certain individual Contribution and Exchange Agreements, each dated as of March 31, 2021, as any of them may have been amended on or about the date hereof (collectively, the “Exchange Agreements”), pursuant to which the Target Shareholders will contribute their respective shares in the Target to Holdco in exchange for ordinary shares of Holdco (“Holdco Ordinary Shares”) and 4,500,000 redeemable B shares of Holdco, to be subscribed for by such Target Shareholders, and the Target, upon the consummation of the Exchange (as defined in the Business Combination Agreement) pursuant to the terms and conditions of the Exchange Agreements, will become a wholly-owned subsidiary of Holdco;

WHEREAS, pursuant to the Business Combination Agreement, Merger Sub will merge with and into the Company, with the Company surviving such merger as a direct wholly-owned subsidiary of Holdco (the “Merger”) and, in the context of such Merger, all Ordinary Shares outstanding immediately prior to the Merger Effective Time (as defined in the Business Combination Agreement) shall be exchanged with Holdco for the right to receive Holdco Ordinary Shares pursuant to a share capital increase of Holdco, as set forth in the Business Combination Agreement;

WHEREAS, upon consummation of the Merger, as provided in Section 4.5 of the Existing Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Ordinary Shares but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Holdco Ordinary Shares;

WHEREAS, the board of directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Holdco and Holdco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assignment and Assumption; Consent.

1.1. Assignment and Assumption. The Company hereby assigns to Holdco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Merger Effective Time (as defined in the Business Combination Agreement). Holdco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Merger Effective Time.

1.2. Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Holdco pursuant to Section 1.1 hereof effective as of the Merger Effective Time, the assumption of the Existing Warrant Agreement by Holdco from the Company pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2. Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders:

2.1. Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Union Acquisition Corp. II, a Cayman Islands exempted company, with offices at 444 Madison Ave, 34th Floor, New York, NY 10022” and replacing it with “Procaps Group, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 9 rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 253360”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Holdco rather than the Company.

2.2. Recitals. The recitals on page one of the Existing Warrant Agreement are hereby deleted in their entirety and replaced with the following recitals:

“WHEREAS, on October 17, 2019, Union Acquisition Corp. II (“UAC”) has received binding commitments (“Subscription Agreements”) from certain shareholders (“Initial Shareholders”) to purchase up to an aggregate of 6,275,000 Warrants, if the underwriters’ over-allotment option is exercised in full (the “Private Warrants”), upon consummation of the Public Offering (as defined herein); and

WHEREAS, UAC consummated an initial public offering (the “Public Offering”) of 20,000,000 units of UAC’s equity securities, each such unit comprised of one ordinary share of UAC, par value $.0001 per share (“Ordinary Shares”), and one redeemable warrant, where each warrant entitles the holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as described herein, and, in connection therewith, issued and delivered 20,000,000 warrants (“Public Warrants” and together with the Private Warrants, the “UAC Warrants”) to the public investors in connection with the Public Offering; and

WHEREAS, UAC has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1, File No. 333-233988 (the “Registration Statement”), for the registration, under the Securities Act of 1933, as amended (“Act”) of, among other securities, the Public Warrants; and

WHEREAS, UAC, the Company, OZLEM Limited, an exempted company incorporated under the laws of the Cayman Islands with registration number 373625 (“Merger Sub”), and Crynssen Pharma Group Limited, a private limited liability company registered and incorporated under the laws of Malta and, particularly, the Companies Act Cap. 386 with company registration number C 59671 and with its registered office at C1, Midland Micro Enterprise Park, Burmarrad Road, Naxxar NXR 6345, Malta (the “Target”), are parties to that certain Business Combination Agreement, dated as of March 31, 2021 (as amended and/or restated from time to time, the “Business Combination Agreement”), which, among other things, provides for the merger of Merger Sub with and into UAC with UAC surviving such merger as a wholly owned subsidiary of the Company (the “Merger”), and, as a result of the Merger, all Ordinary Shares shall be exchanged for the right to receive ordinary shares of the Company (“Company Ordinary Shares”);

WHEREAS, on or about the Closing Date, UAC, the Company, Merger Sub and the Target entered into that certain Amendment to the Business Combination Agreement.

WHEREAS, on or about the Closing Date, pursuant to the terms of the Business Combination Agreement, the Company, UAC and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which UAC assigned its rights and obligations under this Agreement to the Company and the Company assumed UAC’s right and obligations under this Agreement from UAC; and

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.5 of this Agreement, effective as of the Merger Effective Time (as defined in the Business Combination Agreement), each of the issued and outstanding UAC Warrants were no longer exercisable for Ordinary Shares but instead became exercisable (subject to the terms and conditions of this Agreement) for Company Ordinary Shares (each a “Warrant” and collectively, the “Warrants”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3. Reference to Company Ordinary Shares. All references in the Existing Warrant Agreement (including all Exhibits thereto) to: (i) “Common Stock” and “Ordinary Shares” shall mean “Company Ordinary Shares” with a nominal value of $0.01 per share, (ii)  “stockholders” shall mean “shareholders”, (iii) “amended and restated certificate of incorporation” shall mean “articles of association”, (iv) “par value” shall mean “nominal value”, and (v) “convertible preferred shares” shall mean “convertible preferred equity certificates.”

2.4. Form of Warrants. The first sentence of Section 2.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board of Directors or Chief Executive Officer.”

2.5. Detachability of Warrants. Section 2.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.6. Post-IPO Warrants and Working Capital Warrants.

2.6.1. Section 2.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“2.6 Private Warrant Attributes. The Private Warrants will be issued in the same form as the Public Warrants but they (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis at the holder’s option, in either case as long as they are held by the Initial Purchasers or their permitted transferees (as prescribed in Section 5.6 hereof). Once a Private Warrant is transferred to a holder other than an affiliate or permitted transferee, it shall be treated as a Public Warrant hereunder for all purposes.”

2.6.2. All references to “Working Capital Warrants” in the Existing Warrant Agreement (including all Exhibits thereto) shall be deleted.

2.6.3. Section 2.7 of the Existing Warrant Agreement is hereby deleted in its entirety. All references to “Post-IPO Warrants” in the Existing Warrant Agreement (including all Exhibits thereto) shall be deleted.

2.7. Warrant Price. The last sentence of Section 3.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days; provided, that the Company shall provide at least twenty (20) days’ prior written notice of such reduction to registered holders of the Warrants, provided further that any such reduction shall be applied consistently to all of the Warrants, and provided further that the Warrant Price shall not be less than the nominal value of the underlying Company Ordinary Shares.”

2.8. Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period commencing on the date of the consummation of the transactions contemplated by the Business Combination Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the Redemption Date as provided in Section 6.2 of this Agreement, or (z) the liquidation of the Company (the “Expiration Date”).”

2.9. Valid Issuance. Section 3.3.3 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“All Company Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement and the Articles of Association of the Company, following the necessary updates to the shareholder register of the Company, shall be validly issued and fully paid.”

2.10. Private Warrants. Section 5.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“5.6 Private Warrants. The Warrant Agent shall not register any transfer of Private Warrants until 30 days after the consummation of the Business Combination, except for transfers (i) among the Initial Shareholders or to the Initial Shareholders’ or the Company’s officers, directors, consultants or their affiliates, (ii) to a holder’s shareholders or members upon the holder’s liquidation, in each case if the holder is an entity, (iii) by bona fide gift to a member of the holder’s immediate family or to a trust, the beneficiary of which is the holder or a member of the holder’s immediate family, in each case for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to the Company for no value for cancellation in connection with the consummation of the Business Combination, (vii) in connection with the consummation of the Business Combination by private sales at prices no greater than the price at which the Private Warrants were originally purchased, (viii) in the event that, subsequent to the consummation of the initial Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property, in each case (except for clauses (vi) or (viii) or with the Company’s prior written consent) on the condition that prior to such registration for transfer, the Warrant Agent shall be presented with written documentation pursuant to which each transferee or the trustee or legal guardian for such transferee agrees to be bound by the terms of the Subscription Agreements and any other applicable agreement the transferor is bound by.”

2.11. Reservation of Company Ordinary Shares. Section 7.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“The Company shall at all times reserve and keep available an authorized share capital that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.”

2.12. Adjustments in Exercise Price. Section 4.4.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Whenever the number of Company Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price, which shall correspond to at least the nominal value of the Company Ordinary Shares underlying the Warrant, shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Company Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Company Ordinary Shares so purchasable immediately thereafter; provided, however, that neither the Warrant Price nor the exercise price of a Warrant shall be less than the nominal value of the underlying Company Ordinary Shares.”

2.13. Notices.

2.13.1. Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change the delivery of notices to the Company to the following:

Procaps Group, S.A.
9, rue de Bitbourg
L-1273 Luxembourg
Attention: Yuliya Bay
Email: 5251@arendtservices.com

in each case, with copies to:

Greenberg Traurig, P.A.
333 SE 2nd Ave., Suite 4400
Miami, FL 33131
Attention: Alan I. Annex, Antonio Peña
Email: annex@gtlaw.com, antonio@gtlaw.com

2.13.2. Section 9.2 of the Existing Warrant Agreement is hereby further amended in part to delete references to Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105, Attn.: Stuart Neuhauser, Esq.

2.14. Currency. A new Section 9.11 is hereby inserted as follows:

“Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).”

2.15. Warrant Certificate. Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with a new Exhibit A attached hereto.

3. Miscellaneous Provisions.

3.1. Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Exchange (as defined in the Business Combination Agreement) and the Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4. Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5. Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

3.6. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

3.7. Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8. Reference to and Effect on Agreements; Entire Agreement.

3.8.1. Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

3.8.2. This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

UNION ACQUISITION CORP. II

By:	/s/ Kyle P. Bransfield
Name:	Kyle P. Bransfield
Title:	Chief Executive Officer

PROCAPS GROUP, S.A.

By:	/s/ Ruben Minski
Name:	Ruben Minski
Title:	Authorized Signatory

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Ana Gois
Name:	Ana Gois
Title:	Vice President

[Signature Page to Assignment, Assumption and Amendment Agreement]

EXHIBIT A

FORM OF WARRANT CERTIFICATE

See attached.

NUMBER	(SEE REVERSE SIDE FOR LEGEND) THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO THE EXPIRATION DATE (DEFINED BELOW)	WARRANTS
-

PROCAPS GROUP, S.A.

CUSIP L7756P110

WARRANT

THIS CERTIFIES THAT, for value received is the registered holder of a warrant or warrants (the “Warrant”) of Procaps Group S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 9 rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 253360 (the “Company”), expiring at 5:00 p.m., New York City time, on the five year anniversary of the consummation of the Business Combination (as such term is defined in the Warrant Agreement (defined below)) (the “Business Combination”), or earlier upon redemption or liquidation, to purchase one fully paid ordinary share, par value $0.01 per share (“Shares”), of the Company for each Warrant evidenced by this Warrant Certificate. The Warrant entitles the holder thereof to purchase from the Company such number of Shares of the Company at the Warrant Price (as defined below), upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of Continental Stock Transfer & Trust Company (the “Warrant Agent”), but only subject to the conditions set forth herein and in the Warrant Agreement between the Company and the Warrant Agent (the “Warrant Agreement”). In no event will the Company be required to net cash settle any warrant exercise. The Warrant Agreement provides that upon the occurrence of certain events the Warrant Price and the number of Shares purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted. The term “Warrant Price” as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time the Warrant is exercised. The initial Warrant Price per Ordinary Share for any Warrant is equal to $11.50 per share.

No fraction of a Share will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of a Share upon any exercise of a Warrant, the Company shall, upon such exercise, round down to the nearest whole number the number of Shares to be issued to such holder.

Upon any exercise of the Warrant for less than the total number of full Shares provided for herein, there shall be issued to the registered holder hereof or the registered holder’s assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the registered holder in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

This Warrant does not entitle the registered holder to any of the rights of a shareholder of the Company.

The Company reserves the right to call the Warrant at any time prior to its exercise with a notice of call in writing to the holders of record of the Warrant, giving at least 30 days’ notice of such call, at any time while the Warrant is exercisable, if the last sale price of the Shares has been at least $18.00 per share (the “Redemption Trigger Price”) on each of 20 trading days within any 30 trading day period (the “30-day trading period”) ending on the third business day prior to the date on which notice of such call is given and if, and only if, there is a current registration statement in effect with respect to the Shares underlying the Warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption. The call price of the Warrants is to be $0.01 per Warrant. Any Warrant either not exercised or tendered back to the Company by the end of the date specified in the notice of call shall be cancelled on the books of the Company and have no further value except for the $0.01 call price.

By
	President	Secretary

SUBSCRIPTION FORM

To Be Executed by the Registered Holder in Order to Exercise Warrants

The undersigned Registered Holder irrevocably elects to exercise Warrants represented by this Warrant Certificate, and to purchase the Ordinary Shares issuable upon the exercise of such Warrants, and requests that Certificates for such shares shall be issued in the name of

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to
(PLEASE PRINT OR TYPE NAME AND ADDRESS)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

Dated:
(SIGNATURE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)

ASSIGNMENT

To Be Executed by the Registered Holder in Order to Assign Warrants

For Value Received,                                       hereby sell, assign, and transfer unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to
(PLEASE PRINT OR TYPE NAME AND ADDRESS)

of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitute and appoint
Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:
(SIGNATURE)

The Signature to the Assignment of the Subscription Form Must Correspond to the Name Written upon the Face of this Warrant Certificate in Every Particular, Without Alteration or Enlargement or Any Change Whatsoever, and Must be Guaranteed by a Commercial Bank or Trust Company or a Member Firm of the NYSE American, Nasdaq, New York Stock Exchange, Pacific Stock Exchange, or Chicago Stock Exchange.

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